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                     AGREEMENT AND PLAN OF REORGANIZATION

                          Mutual Selection Fund, Inc.
                                      and
                              Pearl Mutual Funds

                              Dated June 25, 2001

MUTUAL SELECTION FUND, INC., an Iowa corporation (the "Corporation"), and PEARL MUTUAL FUNDS, a Massachusetts business trust ("the Trust"), on behalf of its series Pearl Total Return Fund ("New Fund"), agree upon the following plan of reorganization:

1. Succession of the Corporation by the Trust; Distribution of Shares of the New Fund. The Corporation shall transfer to the New Fund, as a series of the Trust, all of its assets, in exchange for which the New Fund shall simultaneously assume all of the liabilities of the Corporation, and the New Fund shall issue to the Corporation shares of the New Fund equal in number and net asset value to the number and net asset value of shares (including fractional shares) of the Corporation then outstanding. The Corporation shall promptly distribute to its shareholders the number of shares of the New Fund (including fractional shares) equal in number and net asset value to the number and net asset value of shares (including any fractional shares) of the Corporation then owned by the shareholders, in exchange for and cancellation of the shareholder's shares of the Corporation (which series of actions is referred to hereafter as the "Reorganization"). The Corporation will then terminate its operations and will subsequently be dissolved.

2. Shareholder Accounts. The distribution to the shareholders of the Corporation shall be accomplished by establishing an account on the share records of the New Fund in the name of each registered shareholder of the Corporation, and crediting that account with a number of shares of the New Fund equal to the number of shares (including any fractional shares) of the Corporation of record by the shareholder at the time of the distribution. Outstanding shares of the Corporation shall thereafter represent an equal number of shares of the New Fund.

3. Dissolution of the Corporation. Within a reasonable time after the closing of the Reorganization, the Corporation shall terminate its operations. Subsequently, the Corporation shall be dissolved and shall execute and file articles of dissolution with the Iowa Secretary of State.

4. Closing. The Reorganization shall take place on July 2, 2001 at 1:00 PM CDT at the offices of Pearl Management Company, 2610 Park Avenue, Muscatine, Iowa or at such other date, time or place as may be agreed upon by the parties.

5. Conditions to Closing. The obligations of the parties to consummate the Reorganization shall be subject to the following conditions:

     a. A notification of registration on Form N-8A shall have been filed by the Trust with the Securities and Exchange Commission (the "SEC").

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     b.   A registration statement on Form N-1A shall have been filed by the
          Trust with the SEC, and the registration statement shall have become effective under the Securities Act of 1933, and no stop-order suspending the effectiveness of the registration statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC (other than such stop-order, proceeding or threatened proceeding which shall have been withdrawn or terminated).

     c.   The SEC shall not have issued an unfavorable advisory report under
          Section 25(b) of the Investment Company Act of 1940 nor instituted any proceeding seeking to enjoin consummation of the Reorganization under
          Section 25(c) of the Investment Company Act of 1940.

     d. The Corporation and the Trust shall have received an opinion of Bell, Boyd & Lloyd LLC, Chicago, Illinois, to the effect that the Reorganization qualifies as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended, and the Reorganization of the Corporation into the New Fund will not give rise to the recognition of income, deductions, gain or loss for federal income tax purposes to the Corporation, the Trust, the New Fund, or the shareholders of the Corporation.

     e. The Reorganization shall have been approved by shareholders of the Corporation.

6.   Representations.  The Corporation and/or the Trust represent as follows:

     a. The Corporation and the Trust are duly organized and existing in good standing under the laws of the State of Iowa and the Commonwealth of Massachusetts, respectively.

     b. The Corporation and the Trust are each empowered under applicable laws to enter into and perform this agreement.

     c. The New Fund intends (i) to continue the investment business of the Corporation, (ii) to maintain the investment objective to seek long-term total return, and (iii) to market the New Fund to a group of investors that includes the universe of investors who previously acquired shares of the Corporation. The New Fund has no plan or intention to sell the investment assets of the Corporation except in the ordinary course of business to provide funds to satisfy redemptions or as a result of portfolio management decisions. The investment adviser and manager of the New Fund will be the current investment adviser of the Corporation.

7. Amendments or Termination. This agreement may be amended at any time, and may be terminated at any time before the closing of the Reorganization, either before or after this agreement and plan of reorganization has been approved by shareholders of the Corporation, by agreement of the Corporation and the Trust, provided that no amendment shall have a material adverse effect upon the interests

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     of shareholders of the Corporation. In any case, this agreement and plan of reorganization may be terminated by either the Corporation or the Trust if the Reorganization has not occurred by the close of business on December 31, 2001.

8. Declaration of Trust. A copy of the Trust's Amended and Restated Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this agreement is executed on behalf of the Trustees of the Trust as the Trustees of the Trust and not individually and that the obligations under this instrument are not binding upon any of the Trustees, Officers or shareholders of the Trust, individually, but binding only upon the assets and property of the New Fund.

9. Further Actions and Assurances. At any time after the closing of the Reorganization, the Corporation acting through its Officers, or if then dissolved through its last Officers, shall execute and deliver to the Trust any additional instruments of transfer or other written assurances which the Trust may reasonably request in order to vest in the Trust, acting on behalf of the New Fund, title to the assets transferred by the Corporation under this agreement.

10. Governing Law. This agreement shall be construed in accordance with applicable federal law and the laws of the State of Iowa, except as to the provisions of Section 8 hereof which shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

Executed in Muscatine, Iowa, as of the date first stated above. This agreement is executed in multiple counterparts, each of which shall be deemed to be an original; but all counterparts together shall constitute only one instrument.

                                      MUTUAL SELECTION FUND, INC.

                                      By    /s/ Robert H. Solt
                                          --------------------
                                               Robert H. Solt
                                               Vice President
ATTEST:

/s/ Janet R. Van Alsburg
--------------------------------
        Janet R. Van Alsburg
        Secretary

                                      PEARL MUTUAL FUNDS, on behalf of
                                      its series Pearl Total Return Fund

                                      BY   /s/ David M. Stanley
                                           -------------------------
                                              David M. Stanley
                                              Chairman and President

ATTEST:

/s/ Janet R. Van Alsburg
--------------------------------
        Janet R. Van Alsburg
        Secretary

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